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Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Board of Directors

Elephant Talk Communications, Inc.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 31, 2010, relating to the consolidated financial statements of Elephant Talk Communications, Inc., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO USA, LLP

(Formerly known as BDO Seidman, LLP)
New York, New York

November 22, 2010

BDO USA, LLP, a New York limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.